                                                                     EXHIBIT 3.3

                          AGREEMENT AND PLAN OF MERGER
                                       OF
                               PAMECO CORPORATION
                            (A DELAWARE CORPORATION)
                                      AND
                             PAMECO HOLDINGS, INC.
                            (A DELAWARE CORPORATION)

                                 WITH AND INTO
                               PAMECO CORPORATION
                            (A GEORGIA CORPORATION)

       THIS AGREEMENT AND PLAN OF MERGER is made and entered into this _________ day of April, 1997, by and among PAMECO HOLDINGS, INC., a Delaware corporation ("HOLDINGS"), PAMECO CORPORATION, a Delaware corporation ("OLD PAMECO"), and NEW PAMECO GEORGIA CORPORATION, a Georgia corporation ("NEW PAMECO"). Holdings, Old Pameco and New Pameco are hereinafter sometimes referred to collectively as the "CONSTITUENT CORPORATIONS"; Holdings and Old Pameco are sometimes referred to collectively as the "TERMINATING CORPORATIONS"; and New Pameco is sometimes referred to as the "SURVIVING CORPORATION."

       WHEREAS, Holdings is a business corporation of the State of Delaware with its registered office therein located at 1013 Centre Road, City of Wilmington, County of New Castle; and

       WHEREAS, Old Pameco is a business corporation of the State of Delaware with its registered office therein located at 1209 Orange Street, City of Wilmington, County of New Castle; and

       WHEREAS, New Pameco is a business corporation of the State of Georgia with its registered office therein located at 1000 Center Place, City of Norcross, County of Gwinnett; and

       WHEREAS, the Board of Directors of each of the Terminating Corporations has adopted resolutions approving the merger of Holdings and Old Pameco with and into New Pameco in accordance with the terms and conditions of this Agreement and Plan of Merger and directed the respective officers to submit the matter to a vote of Holdings' and Old Pameco's shareholders, all of whom were provided with a copy of this Agreement and Plan of Merger; and

       WHEREAS, Old Pameco has authorized capital stock consisting of 100 shares of Common Stock, par value $0.01 per share ("OLD PAMECO COMMON STOCK"), and 900 shares of Preferred Stock, par value $0.01 per share ("OLD PAMECO PREFERRED STOCK"). At the close of business on April 1, 1997, 100 shares of Old Pameco Common Stock were issued and outstanding and held by Holdings, all of which were entitled to vote on and have approved this Agreement and Plan of Merger. The voting rights and designations of all such shares are more specifically set forth in Old Pameco's Certificate of Incorporation; and

       WHEREAS, Holdings has authorized capital stock consisting of 11,000,000 shares of Common Stock, par value $0.01 per share, of which 5,500,000 shares have been designated as Class A Common Stock ("HOLDINGS CLASS A COMMON STOCK"), and 5,500,000 shares have been designated as Class B Common Stock ("HOLDINGS CLASS B COMMON STOCK", and together with Holdings Class A Common Stock, "HOLDINGS COMMON STOCK"), and 25,000 shares of Preferred Stock, par value $1.00 per share ("HOLDINGS PREFERRED STOCK"). At the close of business on April 1, 1997, 4,197,685 shares of Holdings Common Stock were issued and outstanding, including 2,710,885 shares of Holdings Class A Common Stock. All of the outstanding shares of Holdings Class A Common Stock were entitled to vote on and have approved this Agreement and Plan of Merger and 2,650,119 of such shares were voted in favor of this Agreement and Plan of Merger. The voting rights and designations of all such shares are more specifically set forth in Holdings' Certificate of Incorporation; and

       WHEREAS, New Pameco has authorized capital stock consisting of 60,000,000 shares of Common Stock, par value $0.01 per share, of which 40,000,000 shares have been designated as Class A Common Stock ("NEW PAMECO CLASS A COMMON STOCK"), and 20,000,000 shares have been designated as Class B Common Stock ( "NEW PAMECO CLASS B COMMON STOCK", and together with the New Pameco Class A Common Stock, "NEW PAMECO COMMON STOCK"), and 5,000,000 shares of Preferred Stock, par value $1.00 per share ("NEW PAMECO PREFERRED STOCK"). At the close of business on April 1, 1997, 100 shares of New Pameco Class A Common Stock were issued and outstanding and held by Holdings. All such shares of outstanding New Pameco Common Stock were entitled to vote on and approved this Agreement and Plan of Merger. The voting rights and designations of all such shares are more specifically set forth in New Pameco's Articles of Incorporation; and

       WHEREAS, Section 252 of the Delaware General Corporation Law (the "DGCL") and Section 14-2-1107 of the Georgia Business Corporation Code (the "GBCC") permit a merger of business corporations of the State of Delaware with and into a business corporation of the State of Georgia; and

       WHEREAS, the Constituent Corporations deem it advisable and to the advantage, welfare, and best interests of the Constituent Corporations and their respective shareholders to merge Old Pameco and Holdings with and into New Pameco; and

       WHEREAS, the parties hereto desire that Old Pameco merge with and into New Pameco in a reincorporation merger pursuant to Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "IRC"), and that New Pameco shall continue as the Surviving Corporation in such merger, upon the terms and subject to the conditions set forth herein and in accordance with the laws of the State of Georgia and the laws of the State of Delaware, and that the holder of shares of Old Pameco Common Stock receive shares of New Pameco Common Stock; and

       WHEREAS, the parties hereto desire that immediately following the reincorporation merger described above, that Holdings merge with and into New Pameco pursuant to

Section 368(a)(1)(A) of the IRC and that New Pameco shall continue as the Surviving Corporation in such merger, upon the terms and subject to the conditions set forth herein in accordance with the laws of the State of Georgia and the laws of State of Delaware, and that the holders of shares of Holdings Common Stock receive shares of New Pameco Common Stock;

       NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I

                                     MERGER

       1.1 MERGER. Subject to the terms and conditions of this Agreement and Plan of Merger, Old Pameco and Holdings shall be merged (individually a "MERGER" and collectively the "MERGERS") with and into New Pameco in accordance with the DGCL and the GBCC, the separate existence of Old Pameco and Holdings shall cease and New Pameco shall be the Surviving Corporation and continue its corporate existence under the laws of the State of Georgia. The Surviving Corporation shall possess all of the rights, privileges, immunities, powers and franchises of a public as well as of a private nature, and shall be subject to all of the restrictions, disabilities and duties, of each of the Constituent Corporations; and all and singular rights, privileges, immunities, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to each of the Constituent Corporations, on whatever account, including subscriptions to shares, and all other things in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation resulting from the Merger; and all property, rights, privileges, immunities, powers and franchises, and each and every interest, shall thereafter be the property of the Surviving Corporation as it was of the Constituent Corporations and the title to any real estate, vested by deed or otherwise, in each of the Constituent Corporations, shall not revert or in any way be impaired by reason of the Merger. All rights of creditors and all liens upon any property of each of the Constituent Corporations shall be preserved unimpaired and all debts, liabilities and duties of the respective Constituent Corporations shall thereafter attach to the Surviving Corporation and may be enforced against the Surviving Corporation to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. Any action or proceeding, whether civil, criminal or administrative, pending by or against each Constituent Corporation shall be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted as a party in such action or proceeding in place of each of the Constituent Corporations.

       1.2 EFFECTIVE TIME OF THE MERGERS. The Merger of Holdings into New Pameco shall become effective (the "EFFECTIVE TIME OF THE HOLDINGS MERGER") immediately prior to the execution and delivery of that certain Underwriting Agreement among New Pameco, the underwriters named therein and certain selling shareholders relating to New Pameco's sale of shares of Class A Common Stock as described in that certain Form S-1 Registration Statement filed with the Securities and Exchange Commission by New Pameco on March 27, 1997 (No.

333-24043), as it may be amended from time to time (the "REGISTRATION STATEMENT"), and the Merger of Old Pameco into New Pameco shall become effective immediately prior to the Effective Time of the Holdings Merger (the "EFFECTIVE TIME OF THE OLD PAMECO MERGER"); provided, however, that if the Mergers have not occurred by the close of business on July 31, 1997, then this Agreement and Plan of Merger shall terminate and be of no further force nor effect.

       1.3  CORPORATE ACTIONS.   The Board of Directors and the proper officers
of the Constituent Corporations are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Agreement and Plan of Merger.


                                   ARTICLE II

                    NAME, ARTICLES OF INCORPORATION, BYLAWS,
              DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

       2.1 NAME OF SURVIVING CORPORATION. The name of the Surviving Corporation shall be "Pameco Corporation."

       2.2 ARTICLES OF INCORPORATION. The Articles of Incorporation of New Pameco shall be the Articles of Incorporation of the Surviving Corporation after the Effective Time of the Old Pameco Merger and after the Effective Time of the Holdings Merger until amended thereafter as provided therein or by law.

       2.3 BYLAWS. The Bylaws of New Pameco shall be the Bylaws of the Surviving Corporation after the Effective Time of the Old Pameco Merger and after the Effective Time of the Holdings Merger until amended thereafter as provided therein or by law.

       2.4 DIRECTORS AND OFFICERS. The directors and officers of New Pameco at the Effective Time of the Old Pameco Merger shall be the directors and officers, respectively, of the Surviving Corporation after the Effective Time of the Old Pameco Merger and after the Effective Time of the Holdings Merger until expiration of their current terms as such, or prior resignation, removal or death, subject to the Articles of Incorporation and Bylaws of the Surviving Corporation.

                                  ARTICLE III

                        CONVERSION AND EXCHANGE OF STOCK

       3.1 CONVERSION. (a) At the Effective Time of the Old Pameco Merger, each share of Old Pameco Common Stock issued and outstanding immediately prior to the Effective Time of the Old Pameco Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 1.25 validly issued, fully paid and non-assessable shares of New Pameco Class A Common Stock.

            (b) At the Effective Time of the Holdings Merger, each of the following shall be deemed to occur simultaneously:

            (i) Each holder of shares of Holdings Class A Common Stock and Class B Common Stock issued and outstanding immediately prior to the Effective Time of the Holdings Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the number of validly issued, fully paid and non-assessable shares of New Pameco Common Stock (by class) indicated on SCHEDULE 1 to this Agreement and Plan of Merger.

            (ii) New Pameco shall assume all the rights and obligations of Holdings under the Holdings stock option plans and grants (the "PLANS"). The outstanding options and grants assumed by New Pameco shall be exercisable upon the same terms and conditions as under the Plans and the option agreements relating thereto immediately prior to the Effective Time of the Holdings Merger; provided, however, that except as set forth below, upon the exercise of such options, shares of New Pameco Class A Common Stock shall be issuable in lieu of shares of Holdings Common Stock; provided, further, that upon the exercise of that certain option granted to Terfin International, Ltd., to purchase 50,000 shares of Holdings Common Stock, shares of New Pameco Class B Common Stock shall be issuable in lieu thereof. The number of shares of New Pameco Class A or Class B Common Stock issuable upon the exercise of each such outstanding option shall be at the rate of 1.25 shares of such New Pameco Class A or Class B Common Stock for one (1) share of Holdings Class A or Class B Common Stock, respectively, issuable upon the exercise of an option immediately prior to the Effective Time of the Holdings Merger, and the option price for each share of New Pameco Common Stock shall be equal to eighty percent (80%) of the option price in effect immediately prior to the Effective Time of the Holdings Merger. All options issued pursuant to the Plans after the Effective Time of the Holdings Merger shall entitle the holders thereof to purchase shares of New Pameco Class A Common Stock.

            (iii) Each share of New Pameco Class A Common Stock issued and outstanding immediately prior to the Effective Time of the Holdings Merger and held by Holdings shall be canceled without any consideration being issued or paid therefor.

          (c) No script or fractional share certificates of New Pameco Common Stock shall be issued in connection with the Mergers. In lieu of any fractional interest, there shall be paid in cash an amount equal to the number of shares of New Pameco Common Stock represented by such fraction multiplied by the price to the public of shares of New Pameco Class A Common Stock sold pursuant to the offering described in the Registration Statement, which amount shall be delivered to the holder of such fractional interest upon delivery of the share certificates to be received in connection with the Mergers.

       3.2  EXCHANGE.

            (a) After the Effective Time of the Old Pameco Merger, each certificate theretofore representing issued and outstanding shares of Old Pameco Common Stock shall represent the right to the number of whole shares of New Pameco Class A Common Stock issuable in the Merger.

            (b) After the Effective Time of the Holdings Merger, each certificate theretofore representing issued and outstanding shares of Holdings Class A or Class B Common Stock, as the case may be, shall represent the right to receive the number of whole shares of New Pameco Class A or Class B Common Stock, respectively, issuable in the Merger as set forth on SCHEDULE 1 hereto.

            (c) At any time on or after the Effective Time of the Holdings Merger, any holder of certificates theretofore evidencing ownership of shares of Holdings Class A or Class B Common Stock shall be entitled, upon surrender of such certificates to the transfer agent of the Surviving Corporation, to receive in exchange therefor one or more new stock certificates evidencing ownership of the number of shares of New Pameco Class A or Class B Common Stock, into which such Holdings Common Stock shall have been converted in the Mergers. New Pameco shall make available to such transfer agent certificates evidencing ownership of such number of shares of New Pameco Class A and Class B Common Stock as are required to effect such exchange.


                                   ARTICLE IV

                    EMPLOYEE BENEFIT AND COMPENSATION PLANS
                           AND EMPLOYMENT AGREEMENTS

       4.1 ASSUMPTION. At the Effective Time of the Old Pameco Merger and the Effective Time of the Holdings Merger, respectively, each employee benefit plan, incentive compensation plan and employment agreement to which each Terminating Corporation is then a party shall be assumed by, and continue to be the plan or agreement of, the Surviving Corporation.

       4.2 CONVERSION. To the extent any employee benefit plan, incentive compensation plan or employment agreement of the Terminating Corporations provides for the issuance or purchase of, or otherwise relates to, Old Pameco Common Stock or Holdings Common Stock, after the Effective Time of the Old Pameco Merger and the Effective Time of the Holdings Merger, respectively, such plan or agreement shall be deemed to provide for the issuance or purchase of, or otherwise relate to, New Pameco Class A Common Stock at the rate of: (i) 1.25 shares of New Pameco Class A Common Stock for one (1) share of Old Pameco Common Stock and (ii) 1.25 shares of New Pameco Class A Common Stock for one (1) share of Holdings Common Stock; and the price payable thereunder or therefor (if any) with respect to each share shall be equal to eighty percent (80%) of the price in effect immediately prior thereto.

                                   ARTICLE V

                               SERVICE OF PROCESS

       The Surviving Corporation does hereby agree that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of the Terminating Corporations, as well as for enforcement of any obligation of the Surviving Corporation arising from the Mergers, including any suit or other proceeding to enforce the right of any stockholder of the Terminating Corporations as and when determined in appraisal proceedings pursuant to the provisions of Section 262 of the DGCL; and does hereby irrevocably appoint the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or other proceedings; and does hereby specify the following address without the State of Delaware to which a copy of such process shall be mailed by the Secretary of State of the State of
Delaware:

                               Pameco Corporation
                               1000 Center Place
                            Norcross, Georgia  30093

                                   ARTICLE VI

                                    GENERAL

       6.1 FURTHER ACTIONS. If, at any time after the Effective Time of the Holdings Merger, the Surviving Corporation shall consider or be advised that any acts are necessary or desirable (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of the Terminating Corporations or the Surviving Corporation, as the case may be, acquired or to be acquired by reason of, or as a result of the Mergers, or (ii) otherwise to carry out the purposes of this Agreement and Plan of Merger, each of the Terminating Corporations and their respective officers and directors shall be deemed to have hereby granted to the Surviving Corporation an irrevocable power of attorney to make, execute, deliver, file and record any and all instruments, papers and documents necessary to vest, perfect, or confirm title to, and the possession of, such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement and Plan of Merger, and the proper officers and directors of the Surviving Corporation are hereby fully authorized in the name of the Terminating Corporations or the Surviving Corporation or otherwise to take any and all such actions.

       6.2 TERMINATION AND ABANDONMENT. At any time prior to the consummation of the Mergers, this Agreement and Plan of Merger may be terminated and the Mergers abandoned by the Board of Directors of each of the Terminating Corporations; provided, however, that after the Effective Time of the Old Pameco Merger, Holdings may not terminate this Agreement and Plan of Merger.

       6.3 AMENDMENT. This Agreement and Plan of Merger may be amended at any time prior to the Effective Time of the Old Pameco Merger with the consent of the Boards of Directors of the Constituent Corporations; provided, however, that this Agreement and Plan of Merger, after it has been adopted by the stockholders of the Terminating Corporations, may not be amended in any manner which, in the judgment of the Boards of Directors of the Terminating Corporations, would have a material adverse effect on the rights of such stockholders or in any manner not permitted under applicable law; provided, further, that the Boards of Directors of the Constituent Corporations shall have the power, without stockholder approval, to adjust the ratio of shares of New Pameco Common Stock to be received by the holders of Holdings Common Stock in the Mergers.

       6.4 HEADINGS. The headings set forth herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement and Plan of Merger.

       6.5 COUNTERPARTS. This Agreement and Plan of Merger may be executed in two or more counterparts, each of which shall constitute an original, and all of which, when taken together, shall constitute one and the same instrument.

       6.6 GOVERNING LAW. This Agreement and Plan of Merger shall be governed and construed in accordance with the laws of the State of Georgia, except to the extent the laws of the State of Delaware shall mandatorily apply to the Mergers.

       IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its duly authorized officers, all as of the day and year first above written.


                                      Pameco Holdings, Inc.,
                                      a Delaware corporation


                                      By:_________________________________
                                         Name:____________________________
                                         Title:  _________________________



                                      Pameco Corporation,
                                      a Delaware corporation


                                      By:_________________________________
                                         Name:____________________________
                                         Title:  _________________________


                                      New Pameco Georgia Corporation,
                                      a Georgia corporation



                                      By:_________________________________
                                         Name:____________________________
                                         Title:___________________________

                                   SCHEDULE 1
                                   ----------
                                       TO
                          AGREEMENT AND PLAN OF MERGER


                                                                         NUMBER OF SHARES OF
                                              NUMBER OF SHARES OF      NEW PAMECO COMMON STOCK
          NAME OF SHAREHOLDER             HOLDINGS COMMON STOCK OWNED     TO BE RECEIVED/1/
-----------------------------------------------------------------------------------------------
                                             CLASS A       CLASS B      CLASS A      CLASS B
-----------------------------------------------------------------------------------------------
TCR International Partners, L.P.                687,538          -          -         859,422.5
-----------------------------------------------------------------------------------------------
Terbem Limited                                  482,304       951,379       -      1,792,103.75
-----------------------------------------------------------------------------------------------
Tinvest Limited                                 431,609       387,731       -      1,024,175.00
-----------------------------------------------------------------------------------------------
Mitvest Limited                                 191,759          -          -        239,698.75
-----------------------------------------------------------------------------------------------
Bobst Investment Group                          244,060          -          -        305,075.00
-----------------------------------------------------------------------------------------------
K Investment Partners, L.P.                      48,671          -          -         60,838.75
-----------------------------------------------------------------------------------------------
Klingenstein Charitable Partners                 29,704          -          -         37,130.00
-----------------------------------------------------------------------------------------------
TG Partners                                      18,967          -          -         23,708.75
-----------------------------------------------------------------------------------------------
James Balkcom, Jr.                               50,000        38,095  110,118.75         -
-----------------------------------------------------------------------------------------------
Linda P. Balkcom                                   -           28,571   35,713.75         -
-----------------------------------------------------------------------------------------------
Julie Balkcom Green                                -            4,762    5,952.50         -
-----------------------------------------------------------------------------------------------
Mary Kathryn Balkcom                               -            4,762    5,952.50         -
-----------------------------------------------------------------------------------------------
Michael E. Bulkin & Rosemary H. Bulkin             -           10,000   12,500.00         -
-----------------------------------------------------------------------------------------------
Gerald V. Gurbacki                                 -           61,500   76,875.00         -
-----------------------------------------------------------------------------------------------
James D. Askren II                                7,666          -       9,582.50         -
-----------------------------------------------------------------------------------------------
B. Stuart Rogers                                 17,500          -      21,875.00         -
-----------------------------------------------------------------------------------------------
Thomas L. Totte                                   5,000          -       6,250.00         -
-----------------------------------------------------------------------------------------------
Jill A. Lange                                     1,833          -       2,291.25         -
-----------------------------------------------------------------------------------------------
Ben A.H. Dacke                                    2,500          -       3,125.00         -
-----------------------------------------------------------------------------------------------
Patricia M. Fowler                                  433          -         541.25         -
-----------------------------------------------------------------------------------------------
Stephen J. Pavlichek                                333          -         416.25         -
-----------------------------------------------------------------------------------------------
Brian R. Esher                                  284,455          -     355,568.75         -
-----------------------------------------------------------------------------------------------
Brian R. Esher Children's Trust                 119,500          -     149,375.00         -
-----------------------------------------------------------------------------------------------
The Bank of Nova Scotia                          60,433          -      75,541.25         -
-----------------------------------------------------------------------------------------------
James Giolas                                      4,000          -       5,000.00         -
-----------------------------------------------------------------------------------------------
Paul Bois                                        11,500          -      14,375.00         -
-----------------------------------------------------------------------------------------------
Jeffrey Ward                                      2,820          -       3,525.00         -
-----------------------------------------------------------------------------------------------
Thomas Jacques                                    6,100          -       7,625.00         -
-----------------------------------------------------------------------------------------------
Mary McCulley                                     2,200          -       2,750.00         -
-----------------------------------------------------------------------------------------------
       Total                                  2,710,885     1,486,800  904,953.75  4,342,152.50
-----------------------------------------------------------------------------------------------

 /1/ The number of shares to be received is based on a ratio of 1.25 shares of New Pameco Common Stock per share of Holdings Common Stock. Pursuant to
     Section 6.3 of the Agreement and Plan of Merger, this ratio may be adjusted by the Boards of Directors of the Constituent Corporations. No script or fractional share certificates will be issued in connection with the Mergers. Cash shall be paid in lieu of fractional interests as described in the Agreement and Plan of Merger.